Exhibit 5.1

June 25, 2019

Fifth Third Bancorp

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Ladies and Gentlemen:

We have acted as counsel to Fifth Third Bancorp, an Ohio corporation (“Fifth Third”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-4 (the “Registration Statement”) by Fifth Third to register: (i) 200,000 shares of 6.00% Non-Cumulative Perpetual Class B Preferred Stock, Series A, without par value, of Fifth Third (the “Class B, Series A Preferred Shares”) and (ii) 8,000,000 depositary shares (the “Depositary Shares”) (evidenced by depositary receipts) each representing a 1/40th interest in a Class B, Series A Preferred Share. The Class B, Series A Preferred Shares may be issued pursuant to the terms of an Agreement and Plan of Merger, dated as of June 24, 2019, between Fifth Third and MB Financial, Inc., a Maryland corporation (“MB Financial”) (as the same may be amended from time to time, the “Merger Agreement”), and the Depositary Shares may be issued pursuant to the Second Amended and Restated Deposit Agreement to be entered into among Fifth Third, as issuer, and American Stock Transfer & Trust Company, LLC, as depositary (the “Depositary”), transfer agent and registrar and the holders from time to time of the depositary receipts issued pursuant thereto (the “Second Amended Deposit Agreement”).

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)       the Registration Statement, including the prospectus of Fifth Third/information statement of MB Financial contained therein;

(ii)       the Merger Agreement;

(iii)       the proposed amendment to Fifth Third’s Amended Articles of Incorporation setting forth the terms of the Class B, Series A Preferred Shares in the form set forth in Appendix B to the Registration Statement (the “Articles Amendment”);

Fifth Third Bancorp

June 25, 2019

(iv)       the Amended and Restated Deposit Agreement dated as of June 24, 2019 among MB Financial, as issuer, and American Stock Transfer & Trust Company, LLC, as depositary, and the holders from time to time of the depositary receipts issued pursuant thereto (the “First Amended Deposit Agreement”), the Second Amended Deposit Agreement and the form of depositary receipt described in the Second Amended Deposit Agreement;

(v)       a good standing certificate dated June 24, 2019 issued by the Secretary of State of the State of Ohio with respect to Fifth Third; and

(vi)       a certificate of an Assistant Secretary of Fifth Third dated June 25, 2019 certifying, among other things, the resolutions adopted by the Board of Directors of Fifth Third at a meeting duly called and held on June 18, 2019 (the “Certificate”).

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and officers of Fifth Third and other instruments as we have deemed necessary or advisable for purposes of this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies. As to any facts material to this opinion, we have relied, without independent verification, upon the Certificate and other oral or written statements of officers and other representatives of Fifth Third and others, including public officials.

Based upon the foregoing and subject to qualifications hereinafter set forth, it is our opinion that,

1.       When the Registration Statement has become effective under the Securities Act, the Articles Amendment with respect to the Class B, Series A Preferred Shares has been duly certified and filed with the Secretary of State of the State of Ohio and the Class B, Series A Preferred Shares have been duly issued and delivered pursuant to the Merger Agreement, as described in the Registration Statement, the Class B, Series A Preferred Shares will be validly issued, fully paid and nonassessable.

Fifth Third Bancorp

June 25, 2019

2.       When the Registration Statement has become effective under the Securities Act; the Articles Amendment with respect to the Class B, Series A Preferred Shares has been duly certified and filed with the Secretary of State of the State of Ohio; the Second Amended Deposit Agreement has been duly executed and delivered by Fifth Third and the other parties thereto without violation of any applicable law or a default under, or breach of, any agreement or instrument binding upon Fifth Third and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over Fifth Third; the Class B, Series A Preferred Shares have been duly issued and delivered to the Depositary upon conversion pursuant to the Merger Agreement of the 6.00% Non-Cumulative Perpetual Preferred Stock, Series A, of MB Financial held by the Depositary pursuant to the First Amended Deposit Agreement; and the depositary receipts evidencing the Depositary Shares have been issued by the Depositary in accordance with the Second Amended Deposit Agreement, all as described in the Registration Statement, the Depositary Shares will be validly issued and will entitle the holders thereof to the rights specified in the Second Amended Deposit Agreement, subject to applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing.

We express no opinion as to any obligations that parties other than Fifth Third may have under or in respect of the Class B, Series A Preferred Shares or the Depositary Shares, or as to the effect that the performance or nonperformance by any such party of such obligations may have upon any of the matters referred to above.

Our opinions set forth above are limited to the laws of the States of Ohio and New York that, in our professional judgment, are normally applicable to transactions of the type described in the Registration Statement, and we do not express any opinion herein concerning any other laws, statutes, ordinances, rules or regulations. No opinion is given with respect to the application of any banking, securities or tax laws or regulations of either the State of Ohio or the State of New York.

This opinion letter is provided for use solely in connection with the transactions described in the Registration Statement and may not be used, circulated, quoted or otherwise relied upon for any

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June 25, 2019

other purpose without our express written consent. This opinion is limited to the conclusions specifically stated herein, and no opinion may be inferred or implied beyond such specified conclusions. We disclaim any undertaking or obligation to advise you of any changes in the matters covered by this opinion that may come to our attention after the date hereof.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part thereof. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Thompson Hine LLP

DAN;JBK